                       SECURITIES AND EXCHANGE COMMISSION
                             Washington , D.C. 20549


                                  -------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report:                                                 October 15, 2002
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Date of earliest event reported:                                 October 3, 2002
                                 -----------------------------------------------


                             SAMUELS JEWELERS, INC.
             (Exact Name of Registrant as Specified in its Charter)

               DELAWARE                           0-15017                          95-3746316
     (State or other jurisdiction of       (Commission File Number)      (IRS Employer Identification No.)
      incorporation or organization)

                        2914 MONTOPOLIS DRIVE, SUITE 200
                               AUSTIN, TEXAS 78741
              (Address of principal executive offices and zip code)

Registrant's telephone number, including area code:           (512) 369-1400

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  Other Events.

         On October 3, 2002, an arbitrator ruled in favor of Samuels Jewelers, Inc. (the "Company") in E. Peter Healey v. Samuels Jewelers, Inc., No. 70 160 0034 01, before the American Arbitration Association sitting in Austin, Texas. Mr. Healey, a former chief financial officer of the Company, claimed that the Company had terminated him without cause from his position in late 2001 and, thus, owed him approximately $1 million, plus attorneys fees and costs, as severance under his employment contract. The Company claimed that Mr. Healey actually resigned without good reason and, in the alternative, that the Company had good cause to terminate Mr. Healey.

         The arbitrator ruled that Mr. Healey resigned from his employment with the Company without good reason, and that the Company had good cause to terminate Mr. Healey's employment.

         In addition to denying Mr. Healey's claim for payment of amounts relating to severance, the arbitrator ruled in favor of the Company on its counterclaims relating to outstanding payments Mr. Healey owes to the Company. These amounts consist of approximately $151,000 (which such amount includes accrued and unpaid interest through September 19, 2002) relating to amounts Mr. Healey had borrowed from the Company to pay taxes relating to a grant of restricted stock that the Company had provided to Mr. Healey in October 1998 and approximately $310,000 (which such amount includes accrued and unpaid interest through September 19, 2002) relating to an amount that Mr. Healey had borrowed from the Company in July 2000 in order to purchase shares of common stock of the Company.



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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SAMUELS JEWELERS, INC.



                                   By:   /s/ ROBERT J. HERMAN
                                      ------------------------------------------
                                      Robert J. Herman
                                      Vice President--Finance and
                                          Assistant Secretary

                                   Date:  October 15, 2002



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